Exhibit 99.2

Consent to be Named as a Director

In connection with the filing by L&F Acquisition Corp. of the Registration Statement (the “Registration Statement”) on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of L&F Acquisition Corp. following the consummation of the business combination, which will be renamed ZeroFox Holdings, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 24, 2022

Name: Peter Barris

/s/ Peter Barris
Signature